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                 EXHIBIT 11.1 -- COMPUTATION OF PER-SHARE LOSS

                            IXC COMMUNICATIONS, INC
                COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                           THREE MONTHS ENDED            SIX MONTHS ENDED
                                                JUNE 30,                      JUNE 30,
                                        ------------------------      ------------------------
                                          1998           1997           1998           1997
                                        ---------      ---------      ---------      ---------
LOSSES
  Adjusted net loss ..................  $(102,507)     $ (27,914)     $(120,402)     $ (50,412)
  Less: Dividends applicable to
   preferred stock ...................    (15,471)        (2,288)       (27,207)        (2,758)
                                        ---------      ---------      ---------      ---------
  Net loss applicable to
   common stockholders ...............   (117,978)       (30,202)      (147,609)       (53,170)
  Extraordinary loss .................    (69,810)            --        (69,810)            --
                                        ---------      ---------      ---------      ---------
  Net loss applicable to common
   stockholders before extraordinary
   items .............................  $ (48,168)     $ (30,202)     $ (77,799)     $ (53,170)
                                        =========      =========      =========      =========
BASIC
  Number of shares used to compute
   loss applicable to common
   stockholders ......................     35,785         34,696         35,653         34,539
                                        =========      =========      =========      =========
DILUTED
  Number of shares used to compute
   loss applicable to common
   stockholders ......................     35,785         34,696         35,653         34,539
                                        =========      =========      =========      =========
BASIC LOSS PER SHARE
  Before extraordinary item ..........  $   (1.35)     $   (0.87)     $   (2.18)     $   (1.54)
  Extraordinary loss .................      (1.95)            --          (1.96)            --
                                        ---------      ---------      ---------      ---------
  Net loss ...........................  $   (3.30)     $   (0.87)     $   (4.14)     $   (1.54)
                                        =========      =========      =========      =========
DILUTED LOSS PER SHARE
  Before extraordinary item ..........  $   (1.35)     $   (0.87)     $   (2.18)     $   (1.54)
  Extraordinary loss .................      (1.95)            --          (1.96)            --
                                        ---------      ---------      ---------      ---------
  Net loss ...........................  $   (3.30)     $   (0.87)     $   (4.14)     $   (1.54)
                                        =========      =========      =========      =========

Note: 1997 loss per share data has been restated in accordance with the adoption of the Financial Accounting Standards Board Statement 128 and the Securities Exchange Commission Staff Accounting Bulletin 98.

      All prior periods have been restated to include the combined results of Eclipse Telecommunications, Inc., formerly Network Long Distance, Inc., following its merger on June 3, 1998 with a subsidiary of the Company in a pooling of interests transaction.